Exhibit 21

PASSIONATE PET, INC. AND SUBSIDIARIES
Subsidiaries of the Registrant (a)

Name Under Which Subsidiary	State or Other Jurisdiction of
Does Business	Incorporation or Organization
Passionate, Pet, Inc.	California